EXHIBIT 99.1

 Dell Accelerates Vesting of 'Out of the Money' Stock Options; Action Taken in
                  Advance of FASB 123R Reporting Requirements

    ROUND ROCK, Texas--(BUSINESS WIRE)--Jan. 6, 2006--Dell (NASDAQ:DELL) today announced it is accelerating the vesting of certain unvested stock options previously awarded under its stock-based compensation plans.
    The purpose of the accelerated vesting is to reduce future stock option compensation expense that Dell would otherwise recognize in its results of operations with the adoption of FASB Statement of Financial Accounting Standards No. 123R, Share-Based Payment. This requirement becomes effective for Dell on Feb. 4, 2006, the beginning of its fiscal year 2007.
    The company is fully vesting previously granted stock options that have exercise prices higher than $30.75, the closing price of Dell common stock on Jan. 5, 2006, the effective date of the acceleration. Typically stock options at Dell vest ratably over five years from the date of grant.
    With the action announced today, Dell expects after-tax stock-based compensation expense of approximately $250 million, or $0.10 per share, in fiscal year 2007. It had previously expected stock-based compensation expense of $0.18 per share for fiscal year 2007.

    About Dell

    Dell Inc. (NASDAQ:DELL) is a trusted and diversified information-technology supplier and partner, and sells a comprehensive portfolio of products and services directly to customers worldwide. Dell designs, builds and delivers innovative, tailored systems that provide customers with exceptional value. Company revenue for the last four quarters was $54.2 billion. For more information about Dell and its products and services, visit www.dell.com.

    Note: Dell's anticipated stock-based compensation expense for fiscal year 2007 is a forward-looking statement based on Dell's current expectations. Actual expense could differ materially from this projection because of a number of risks and uncertainties, including the impact of subsequent pronouncements or interpretations of SFAS 123R on the accounting treatment of stock options and those risks described in Dell's periodic filings with the Securities and Exchange Commission.

    Dell is a trademark of Dell Inc.
    Dell disclaims any proprietary interest in the marks and names of others.

    CONTACT: Dell Inc., Round Rock
             Media Contacts:
             Jess Blackburn, 512-725-0187
             jess_blackburn@dell.com
             or
             David Frink, 512-728-2678
             david_frink@dell.com
             or
             Investor Contacts:
             Lynn A. Tyson, 512-723-1130
             lynn_tyson@dell.com
             or
             Robert Williams, 512-728-7570
             robert_williams@dell.com